================================================================================



                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            ______________________

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported):   August 14, 2001

                            ______________________


                           KINDRED HEALTHCARE, INC.
            (Exact name of registrant as specified in its charter)


                 Delaware                  001-14057             61-1323993
     (State or other jurisdiction of   (Commission File         (IRS Employer
     incorporation or organization)         Number)          Identification No.)

         680 South Fourth Street
          Louisville, Kentucky                                   40202-2412
(Address of principal executive offices)                         (Zip Code)



                                (502) 596-7300
             (Registrant's telephone number, including area code)

                                Not Applicable
         (Former name or former address, if changed since last report)



================================================================================

Item 5. Other Events and Regulation FD Disclosure.

   As previously disclosed, on April 20, 2001, Kindred Healthcare, Inc. (the "Company") (formerly Vencor, Inc.) and its subsidiaries emerged from proceedings under Chapter 11 of Title 11 of the United States Code pursuant to the terms of its Amended Plan (as defined). On March 1, 2001, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") approved the Company's fourth amended plan of reorganization filed with the Bankruptcy Court on December 14, 2000, as modified at the confirmation hearing (the "Amended Plan"). In connection with its emergence, the Company also changed its name to Kindred Healthcare, Inc.

   In connection with its emergence from bankruptcy, the Company reflected the terms of the Amended Plan in its consolidated financial statements by adopting the fresh-start accounting provisions of the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Under fresh-start accounting, a new reporting entity is deemed to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. For accounting purposes, the fresh-start adjustments have been recorded in the Company's consolidated balance sheet as of April 1, 2001.

   On August 14, 2001, the Company's independent accountants rendered their opinion with respect to the Company's consolidated balance sheet and accompanying notes as of April 1, 2001. The independent accountant's report and related financial statements are included in this Form 8-K.

   Certain statements made in this Form 8-K, including, but not limited to, statements containing the words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and other similar expressions are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ materially from the Company's expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. Factors that may affect the plans or results of the Company include, without limitation, the ability of the Company to operate pursuant to the terms of its debt and lease obligations; the Company's ability to meet its rental and debt services obligations; adverse developments with respect to the Company's liquidity or results of operations; the ability of the Company to attract and retain key executives and other healthcare personnel; the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; changes in Medicare and Medicaid reimbursement rates; national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; the Company's ability to control costs, including labor costs, in response to the prospective payment system; implementation of the Corporate Integrity Agreement and other regulatory actions; the ability of the Company to comply with the terms of its Corporate Integrity Agreement; the effect of a restatement of the Company's consolidated financial statements previously filed with the Securities and Exchange Commission; and the increase in the costs of defending and insuring against alleged patient care liability claims. Many of these factors are beyond the control of the Company and its management. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

                           KINDRED HEALTHCARE, INC.
                     INDEX TO CONSOLIDATED BALANCE SHEET

                                                                           Page
                                                                           ----
Report of Independent Accountants.....................................       4

Consolidated Balance Sheet, April 1, 2001.............................       5

Notes to Consolidated Balance Sheet...................................       6

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Kindred Healthcare, Inc.:

In our opinion, the accompanying consolidated balance sheet, after the restatement of the March 31, 2001 consolidated balance sheet described in Note 2, presents fairly, in all material respects, the financial position of Kindred Healthcare, Inc. and its subsidiaries at April 1, 2001 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the consolidated balance sheet provides a reasonable basis for our opinion.

As more fully described in Notes 1, 3 and 4 to the consolidated balance sheet, the consolidated balance sheet reflects the application of fresh-start reporting as of April 1, 2001 and, therefore, is not comparable in all respects to consolidated balance sheets for prior dates.







                                 /s/ PRICEWATERHOUSECOOPERS LLP

Louisville, Kentucky
August 14, 2001

                           KINDRED HEALTHCARE, INC.
                          CONSOLIDATED BALANCE SHEET
                    (In thousands, except per share amounts)

                                                                                              April 1,
                                                                                                2001
                                                                                             ----------
                                            ASSETS
Current assets:
  Cash and cash equivalents...........................................................       $  155,154
  Cash-restricted.....................................................................           14,245
  Insurance subsidiary investments....................................................           90,617
  Accounts receivable less allowance for loss of $122,077.............................          403,984
  Inventories.........................................................................           29,132
  Other...............................................................................           76,092
                                                                                             ----------
                                                                                                769,224
Property and equipment:
  Land................................................................................           23,225
  Buildings...........................................................................          189,789
  Equipment...........................................................................          194,168
  Construction in progress (estimated cost to complete and equip after
    April 1, 2001--$10 million).......................................................           32,522
                                                                                             ----------
                                                                                                439,704

Reorganization value in excess of amounts allocable to identifiable assets............          157,958
Investment in affiliates..............................................................           48,106
Other.................................................................................           70,925
                                                                                             ----------
                                                                                             $1,485,917
                                                                                             ==========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................................................       $   85,587
  Salaries, wages and other compensation..............................................          195,841
  Due to third-party payors...........................................................           53,855
  Other accrued liabilities...........................................................          189,029
  Income taxes........................................................................           17,717
  Long-term debt due within one year..................................................           18,316
                                                                                             ----------
                                                                                                560,345

Long-term debt........................................................................          343,606
Professional liability risks..........................................................          106,505
Deferred credits and other liabilities................................................           40,422

Contingencies

Stockholders' equity:
  Preferred stock, $0.25 par value; authorized 1,000 shares; none issued
    and outstanding...................................................................                -
  Common stock, $0.25 par value; authorized 39,000 shares;
    issued 15,000 shares..............................................................            3,750
  Capital in excess of par value......................................................          431,289
                                                                                             ----------
                                                                                                435,039
                                                                                             ----------
                                                                                             $1,485,917
                                                                                             ==========

                            See accompanying notes.

                           KINDRED HEALTHCARE, INC.
                      NOTES TO CONSOLIDATED BALANCE SHEET


NOTE 1 -- ACCOUNTING POLICIES

 Business

   Kindred Healthcare, Inc. ("Kindred" or the "Company") (formerly Vencor, Inc.) provides long-term healthcare services primarily through the operation of nursing centers and hospitals.

 Reorganization

   On April 20, 2001 (the "Effective Date"), the Company and its subsidiaries emerged from proceedings under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") pursuant to the terms of its Amended Plan. On March 1, 2001, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") approved the Company's fourth amended plan of reorganization filed with the Bankruptcy Court on December 14, 2000, as modified at the confirmation hearing (the "Amended Plan"). In connection with its emergence, the Company also changed its name to Kindred Healthcare, Inc.

   Since filing for protection under the Bankruptcy Code on September 13, 1999, the Company had operated its businesses as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. Accordingly, the previously issued consolidated financial statements of the Company have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7") and generally accepted accounting principles applicable to a going concern, which assume that assets will be realized and liabilities will be discharged in the normal course of business.

   In connection with its emergence from bankruptcy, the Company reflected the terms of the Amended Plan in its consolidated financial statements by adopting the fresh-start accounting provisions of SOP 90-7. Under fresh-start accounting, a new reporting entity is deemed to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. For accounting purposes, the fresh-start adjustments have been recorded in the Company's consolidated financial statements as of April 1, 2001.

   As used herein, the term "Predecessor Company" refers to the Company and its operations for periods prior to April 1, 2001, while the term "Reorganized Company" is used to describe the Company and its operations for periods thereafter.

 Spin-off

   On May 1, 1998, Ventas, Inc. ("Ventas") completed the spin-off of its healthcare operations to its stockholders through the distribution of the Predecessor Company's equity securities (the "Spin-off"). Ventas retained ownership of substantially all of its real property and leases such real property to the Company. In anticipation of the Spin-off, the Company was incorporated on March 27, 1998 as a Delaware corporation. For accounting purposes, the consolidated historical financial statements of Ventas became the Company's historical financial statements following the Spin-off.

 Basis of Presentation

   The Reorganized Company adopted the accounting policies of the Predecessor Company as of April 1, 2001. The accompanying consolidated balance sheet has been prepared in accordance with generally accepted accounting principles and includes amounts based upon the estimates and judgments of management. Actual amounts may differ from these estimates.

   The consolidated balance sheet includes all subsidiaries. Significant intercompany transactions have been eliminated. Investments in affiliates in which the Company has a 50% or less interest are accounted for by either the equity or cost method.

                           KINDRED HEALTHCARE, INC.
                NOTES TO CONSOLIDATED BALANCE SHEET (Continued)

NOTE 1 -- ACCOUNTING POLICIES (Continued)

 New Accounting Pronouncements

   On January 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The adoption of this pronouncement did not have a material impact on the Company's financial position.

   In June 2001, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 141 ("SFAS 141"), "Business Combinations," which provides that all business combinations should be accounted for using the purchase method of accounting and establishes criteria for the initial recognition and measurement of goodwill and other intangible assets recorded in connection with a business combination. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for by the purchase method that are completed after June 30, 2001.

   In addition, the FASB issued in June 2001 SFAS No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which establishes the accounting for goodwill and other intangible assets following their recognition. SFAS 142 applies to all goodwill and other intangible assets whether acquired singly, as part of a group, or in a business combination. SFAS 142 also applies to excess reorganization value recognized in accordance with SOP 90-7. The new pronouncement provides that goodwill should not be amortized but should be tested for impairment annually using a fair-value based approach. In addition, SFAS 142 provides that intangible assets other than goodwill should be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 142 will become effective for the Company beginning on January 1, 2002. Upon adoption, the Company will be required to perform a transitional impairment test for the excess reorganization value recorded as of January 1, 2002. Any impairment loss recorded as a result of the transitional impairment test will be treated as a change in accounting principle. Management expects that the annual impact of eliminating the amortization of excess reorganization value beginning on January 1, 2002 will approximate $8 million.

 Cash, Cash Equivalents and Cash-restricted

   Cash, cash equivalents and cash-restricted include highly liquid investments with an original maturity of three months or less when purchased. Cash-restricted consists primarily of amounts related to patient trust accounts and compensating balance arrangements with financial institutions.

 Insurance Subsidiary Investments

   The Company maintains investments, consisting principally of fixed time deposits, primarily for the payment of claims and expenses related to self-insured professional liability risks. These investments have been categorized as available-for-sale and are classified in the accompanying consolidated balance sheet based upon their original maturities.

 Accounts Receivable

   Accounts receivable consist primarily of amounts due from the Medicare and Medicaid programs, other government programs, managed care health plans, commercial insurance companies and individual patients. Amounts recorded include estimated provisions for loss related to uncollectible accounts and disputed items that have continuing significance, such as third-party reimbursements that continue to be claimed in current cost reports.

 Inventories

   Inventories consist primarily of medical supplies and are stated at the lower of cost (first-in, first-out) or market.

                           KINDRED HEALTHCARE, INC.
                 NOTES TO CONSOLIDATED BALANCE SHEET (Continued)

NOTE 1 -- ACCOUNTING POLICIES (Continued)

 Property and Equipment

   The Company uses the straight-line method of depreciation. Estimated useful lives of equipment vary from 5 to 15 years. Depreciation rates for buildings range generally from 20 to 45 years.

 Reorganization Value in Excess of Amounts Allocable to Identifiable Assets

   Reorganization value in excess of amounts allocable to identifiable assets represent the portion of reorganization value of the Company at April 1, 2001 that could not be attributable to specific tangible or identified intangible assets recorded in connection with fresh-start accounting. Reorganization value in excess of amounts allocable to identifiable assets will be amortized over a 20-year period using the straight-line method.

 Long-Lived Assets

   The Company reviews the carrying value of long-lived assets whenever events or changes in circumstances indicate an impairment or adjustment to the estimated useful life is necessary. If such circumstances suggest the recorded amounts cannot be recovered, calculated based on estimated future cash flows (undiscounted), the carrying values of such assets are reduced to fair value.

 Professional Liability Risks

   Provisions for loss for professional liability risks are based upon actuarially determined estimates. To the extent that subsequent claims information varies from management's estimates, earnings are charged or credited.

 Other Information

   On April 20, 2001, the Company announced that PricewaterhouseCoopers LLP ("PwC") had advised the Company that certain non-audit services provided to the Company during PwC's engagement as the Company's independent accountants by a subsidiary of PwC in connection with the Company's efforts to sell an equity investment raised an issue as to PwC's independence. PwC disclosed the situation to the Securities and Exchange Commission (the "Commission"), which is currently investigating the issue. PwC has further advised the Company that, notwithstanding the provision of such non-audit services, PwC was and continues to be independent accountants with respect to the Company, and it is the present intention of PwC to sign audit opinions and consents to incorporation as necessary in connection with documents filed by the Company with the Commission and other third parties. The Company cannot predict at this time how this issue will be resolved or what impact, if any, such resolution will have on the Company's past or future filings with the Commission and other third parties.


NOTE 2 -- RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

   On August 14, 2001, the Company announced that it will restate certain of its previously issued consolidated financial statements. The Company recently determined that an oversight related to the allowance for professional liability risks had occurred in its consolidated financial statements beginning in 1998. The oversight resulted in the understatement of the provision for professional liability claims in 1998, 1999 and 2000 because the Company did not record a reserve for claims incurred but not reported at the respective balance sheet dates.

   The cumulative understatement of professional liability claims reserves approximated $5 million at December 31, 1998, $28 million at December 31, 1999 and $39 million at December 31, 2000. The effects of the restatement with respect to the unaudited consolidated balance sheet of the Predecessor Company at March 31, 2001 have been reflected in the fresh-start accounting reconciliation included in Note 4.

                           KINDRED HEALTHCARE, INC.
                 NOTES TO CONSOLIDATED BALANCE SHEET (Continued)

NOTE 2 -- RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (Continued)

   The Company has obtained waivers for any default or event of default that may arise as a result of the restatement under its amended master leases with Ventas (the "Amended Leases") and the agreements related to the Company's $300 million senior secured notes (the "Senior Secured Notes") and its $120 million revolving credit facility (the "Credit Facility").


NOTE 3 -- REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

   On April 20, 2001, the Company and its subsidiaries emerged from proceedings under Chapter 11 of the Bankruptcy Code pursuant to the terms of the Amended Plan. The Company and substantially all of its subsidiaries filed voluntary petitions with the Bankruptcy Court for protection under Chapter 11 of the Bankruptcy Code on September 13, 1999.

   The Chapter 11 cases were consolidated for purposes of joint administration under Case Nos. 99-3199 (MFW) through 99-3327 (MFW) (collectively, the "Chapter 11 Cases"). Following emergence, the Company is continuing to resolve proofs of claims filed in the Chapter 11 Cases. On the Effective Date, the automatic stay imposed by the Bankruptcy Code was terminated.

 Amended Plan of Reorganization

   The Amended Plan represents a consensual arrangement among Ventas, the Company's former senior bank lenders (the "Senior Lenders"), holders of the Company's $300 million 9 7/8% Guaranteed Senior Subordinated Notes due 2005 (the "1998 Notes"), the United States Department of Justice (the "DOJ"), acting on behalf of the Department of Health and Human Services' Office of the Inspector General (the "OIG"), and the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration) ("CMS") (collectively, the "Government") and the advisors to the official committee of unsecured creditors.

   The following is a summary of certain material provisions of the Amended Plan. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Amended Plan, as filed with the Commission.

   The Amended Plan provided for, among other things, the following distributions:

   Senior Lender Claims -- On the Effective Date, the Senior Lenders received the Senior Secured Notes aggregating $300 million, bearing interest at the rate of LIBOR (as defined in the agreement) plus 4 1/2%, with a maturity of seven years. The interest on the Senior Secured Notes will begin to accrue approximately two quarters following the Effective Date and, in lieu of interest payments, the Company will pay a $25.9 million obligation under the Government Settlement (as defined) within the first two full fiscal quarters following the Effective Date as described below. In addition, holders of the Senior Lender claims received an aggregate distribution of 9,826,092 shares of the new common stock of Kindred (the "Common Stock") on the Effective Date.

   Subordinated Noteholder Claims -- The holders of the 1998 Notes and the remaining $2.4 million of the Company's 8 5/8% Senior Subordinated Notes due 2007 (collectively, the "Subordinated Noteholder Claims") received, in the aggregate, 3,675,408 shares of the Common Stock on the Effective Date. In addition, the holders of the Subordinated Noteholder Claims received warrants issued by the Company for the purchase of an aggregate of 7,000,000 shares of Common Stock, with a five-year term, comprised of warrants to purchase 2,000,000 shares at a price per share of $30.00 and warrants to purchase 5,000,000 shares at a price per share of $33.33 (collectively, the "Warrants").

                           KINDRED HEALTHCARE, INC.
                 NOTES TO CONSOLIDATED BALANCE SHEET (Continued)

NOTE 3 -- REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

 Amended Plan of Reorganization (Continued)

   Ventas Claim -- Ventas received the following treatment under the Amended
Plan:

   On the Effective Date, the four master leases and a single facility lease with Ventas were assumed and simultaneously amended and restated as the Amended Leases. The principal economic terms of the Amended Leases are as follows:

   (1) A decrease of $52 million in the aggregate minimum rent from the annual rent as of May 1, 1999 to a new initial aggregate minimum rent of $174.6 million (subject to the escalation described below).

   (2) Annual aggregate minimum rent payable in cash will escalate at an annual rate of 3.5% over the prior period annual aggregate minimum rent for the period from May 1, 2001 through April 30, 2004. Thereafter, annual aggregate minimum rent payable in cash will escalate at an annual rate of 2.0%, plus an additional annual accrued escalator amount of 1.5% of the prior period annual aggregate minimum rent which will accrete from year to year (with an interest accrual at LIBOR plus 4 1/2%). All accrued rent will be payable upon the repayment or refinancing of the Senior Secured Notes, after which the annual aggregate minimum rent payable in cash will escalate at an annual rate of 3.5% and there will be no further accrual feature. The annual escalator in each period is contingent upon the attainment of certain financial targets as described in the Amended Leases.

   (3) A one-time option, that can be exercised by Ventas 5 1/4 years after the Effective Date, to reset the annual aggregate minimum rent under one or more of the Amended Leases to the then current fair market rental in exchange for a payment of $5 million (or a pro rata portion thereof if fewer than all of the Amended Leases are reset) to the Company.

   (4) Under the Amended Leases, the "Event of Default" provisions also were substantially modified and provide Ventas with more flexibility in exercising remedies for events of default.

   In addition to the Amended Leases, Ventas received a distribution of 1,498,500 shares of the Common Stock on the Effective Date.

   Ventas and the Company also entered into a tax escrow agreement as of the Effective Date that provides for the escrow of approximately $30 million of federal, state and local refunds until the expiration of the applicable statutes of limitation for the auditing of the refund applications (the "Tax Escrow Agreement"). The escrowed funds will be available for the payment of certain tax deficiencies during the escrow period except that all interest paid by the government in connection with any refund or earned on the escrowed funds will be distributed equally to the parties. At the end of the escrow period, the Company and Ventas will each be entitled to 50% of any proceeds remaining in the escrow account.

   All agreements and indemnification obligations between the Company and Ventas, except those modified by the Amended Plan, were assumed by the Company as of the Effective Date.

   United States Claims -- The claims of the Government (other than claims of the Internal Revenue Service and criminal claims, if any) were settled through a government settlement with the Company and Ventas which was effectuated through the Amended Plan (the "Government Settlement").

   Under the Government Settlement, the Company will pay the Government a total of $25.9 million as follows:

   (1) $10 million was paid on the Effective Date, and

                           KINDRED HEALTHCARE, INC.
                 NOTES TO CONSOLIDATED BALANCE SHEET (Continued)

NOTE 3 -- REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

 Amended Plan of Reorganization (Continued)

   (2) an aggregate of $15.9 million will be paid during the first two full fiscal quarters following the Effective Date, plus accrued interest at the rate of 6% per annum beginning as of the Effective Date.

   Under the Government Settlement, Ventas will pay the Government a total of $103.6 million as follows:

   (1) $34 million was paid on the Effective Date, and

   (2) the remainder will be paid over five years, bearing interest at the rate of 6% per annum beginning as of the Effective Date.

   In addition, the Company agreed to repay the remaining balance of the obligations owed to CMS (approximately $59 million as of the Effective Date) pursuant to the terms previously agreed to by the Company (the "CMS Agreement").

   As previously announced, the Company entered into a Corporate Integrity Agreement with the OIG as part of the overall Government Settlement. The Corporate Integrity Agreement became effective on the Effective Date. The Government Settlement also provides for the dismissal of certain pending claims and lawsuits filed against the Company. See Note 13.

   General Unsecured Creditors Claims -- The general unsecured creditors of the Company will be paid the full amount of their allowed claims existing as of the date of the Company's filing for protection under the Bankruptcy Code. These amounts generally will be paid in equal quarterly installments over three years beginning on September 30, 2001. The Company will pay interest on these claims at the rate of 6% per annum from the Effective Date, subject to certain exceptions. A convenience class of unsecured creditors, consisting of creditors holding allowed claims in an amount less than or equal to $3,000, were paid in full within 30 days of the Effective Date.

   Preferred Stockholder and Common Stockholder Claims -- The holders of preferred stock and common stock of the Company prior to the Effective Date did not receive any distributions under the Amended Plan. The former preferred stock and common stock were canceled on the Effective Date.

   Other Significant Provisions -- As of the Effective Date, the board of directors of the Company consisted of seven members: Edward L. Kuntz, Chairman of the Board of Directors, Jeff Altman of Franklin Mutual Advisors, L.L.C., James Bolin of Appaloosa Management, L.P., Garry N. Garrison, Isaac Kaufman of Advanced Medical Management, Inc., John H. Klein of SBTS and David Tepper of Appaloosa Management, L.P.

   A restricted share plan was approved under the Amended Plan that provided for the issuance of 600,000 shares of Common Stock to certain key employees of the Company. The restricted shares are non-transferable and subject to forfeiture until they have vested generally over a four-year period. In addition, a new stock option plan was approved under the Amended Plan for the issuance of stock options for up to 600,000 shares of Common Stock to certain key employees of the Company. The Board of Directors awarded substantially all of the shares under these plans in May 2001.

   The Amended Plan also approved the Vencor, Inc. 2000 Long-Term Incentive Plan that provides cash bonus awards to certain key employees on the attainment by the Company of specified performance goals, and also provided for the continuation of the Company's management retention plan and the payment of certain performance bonuses on the Effective Date.

                           KINDRED HEALTHCARE, INC.
                NOTES TO CONSOLIDATED BALANCE SHEET (Continued)

NOTE 3 -- REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (Continued)

 Matters Related to Emergence

   On the Effective Date, the Company entered into the Credit Facility, a five-year $120 million senior revolving credit facility (including a $40 million letter of credit subfacility) with a lending group led by Morgan Guaranty Trust Company of New York. The Credit Facility constitutes a working capital facility for general corporate purposes including payments related to the Company's obligations under the Amended Plan. Direct borrowings under the Credit Facility will bear interest, at the option of the Company, at (a) prime (or, if higher, the federal funds rate plus 1/2%) plus 3% or (b) LIBOR (as defined in the agreement) plus 4%. The Credit Facility is collateralized by substantially all of the assets of the Company and its subsidiaries, including certain owned real property.

   On the Effective Date, the Company filed a registration statement on Form 8-A with the Commission to register its Common Stock and Warrants under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act").


NOTE 4 -- FRESH-START ACCOUNTING

   As previously discussed, the Company adopted the provisions of fresh-start accounting as of April 1, 2001. In adopting fresh-start accounting, the Company engaged an independent financial advisor to assist in the determination of the reorganization value or fair value of the entity. The independent financial advisor determined an estimated reorganization value of $762 million before considering any long-term debt or other obligations assumed in connection with the Amended Plan. This estimate was based upon the Company's cash flows, selected comparable market multiples of publicly traded companies, operating lease obligations and other applicable ratios and valuation techniques. The estimated total equity value of the Reorganized Company aggregating $435 million was determined after taking into account the values of the obligations assumed in connection with the Amended Plan.

                           KINDRED HEALTHCARE, INC.
                NOTES TO CONSOLIDATED BALANCE SHEET (Continued)


NOTE 4 -- FRESH-START ACCOUNTING (Continued)

   A reconciliation of fresh-start accounting recorded as of April 1, 2001 follows (in thousands):



                                                     Predecessor                   Fresh-start                          Reorganized
                                                       Company     --------------------------------------------------     Company
                                                   ---------------    Debt                                             -------------
                                                   March 31, 2001   Restructuring   Adjustments    Reclassifications   April 1, 2001
                                                   --------------- --------------- -------------  -------------------  -------------
                ASSETS                               (Restated)
Current assets:
   Cash and cash equivalents.....................     $   160,055  $       -         $  (4,901) (i)   $       -        $     155,154
   Cash-restricted...............................          11,008     (2,763)  (a)       6,000  (i)           -               14,245
   Insurance subsidiary investments..............          90,617          -                 -                -               90,617
   Accounts receivable less allowance for loss...         330,846     73,138   (b)           -                -              403,984
   Inventories...................................          29,132          -                 -                -               29,132
   Other.........................................          74,732      1,360   (a)           -                -               76,092
                                                      -----------  ---------         ---------        ---------        -------------
                                                          696,390     71,735             1,099                -              769,224

Property and equipment...........................         708,232          -          (268,528) (j)           -              439,704
Accumulated depreciation.........................        (316,862)         -           316,862  (j)           -                    -
                                                      -----------  ---------         ---------        ---------        -------------
                                                          391,370          -            48,334                -              439,704

Reorganized value in excess of amounts
   allocable to identifiable assets..............               -          -           157,958  (k)           -              157,958
Goodwill.........................................         156,765          -          (156,765) (l)           -                    -
Investment in affiliates.........................           7,824          -            40,282  (m)           -               48,106
Other............................................          77,673     (7,668)  (a)      (1,823) (i)           -               70,925
                                                                       2,795   (c)         (52) (j)
                                                      -----------  ---------         ---------        ---------        -------------
                                                      $ 1,330,022  $  66,862         $  89,033        $       -        $   1,485,917
                                                      ===========  =========         =========        =========        =============

 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable..............................     $    90,279  $  (2,264)  (b)   $  (4,030) (i)   $   1,602   (r)  $      85,587
   Salaries, wages and other compensation........         178,319          -               (93) (i)       1,404   (r)        195,841
                                                                                         7,700  (n)
                                                                                         8,511  (o)
   Due to third-party payors.....................          47,773     (4,569)  (b)           -           10,651   (r)         53,855
   Other accrued liabilities.....................          91,132      2,795   (c)      25,337  (o)      43,865   (r)        189,029
                                                                      25,900   (d)
   Income taxes..................................           2,850          -                 -           14,867   (r)         17,717
   Long-term debt due within one year............               -          -                 -           18,316   (r)         18,316
                                                      -----------  ---------         ---------        ---------        -------------
                                                          410,353     21,862            37,425           90,705              560,345

Long-term debt...................................               -    300,000   (e)           -           43,606   (r)        343,606
Professional liability risks.....................         106,505          -                 -                -              106,505
Deferred credits and other liabilities...........          14,128          -            (1,777) (p)      28,071   (r)         40,422

Liabilities subject to compromise................       1,278,223      2,580   (a)      (2,028) (i)    (162,382)  (r)              -
                                                                    (113,576)  (b)      (2,726) (p)
                                                                    (902,755)  (f)
                                                                     (94,285)  (g)
                                                                      (3,051)  (h)
Series A preferred stock (subject to compromise
   at March 31, 2001)............................           1,743     (1,743)  (h)           -                -                    -

Stockholders' equity (deficit):
   Reorganized Company common stock, par value...               -      3,750   (h)           -                -                3,750
   Predecessor Company common stock, par value...          17,565          -           (17,565) (q)           -                    -
   Capital in excess of par value................         667,187    431,289   (h)      17,565  (q)    (684,752)  (s)        431,289
   Retained earnings (accumulated deficit).......      (1,165,682)   (11,651)  (a)       5,427  (i)     684,752   (s)              -
                                                                     193,547   (b)      48,282  (j)
                                                                     (25,900)  (d)     157,958  (k)
                                                                    (300,000)  (e)    (156,765) (l)
                                                                     902,755   (f)      40,282  (m)
                                                                      94,285   (g)      (7,700) (n)
                                                                    (430,245)  (h)     (33,848) (o)
                                                                                         4,503  (p)
                                                      -----------  ---------         ---------        ---------        -------------
                                                         (480,930)   857,830            58,139                -              435,039
                                                      -----------  ---------         ---------        ---------        -------------
                                                      $ 1,330,022  $  66,862         $  89,033        $       -        $   1,485,917
                                                      ===========  =========         =========        =========        =============

                           KINDRED HEALTHCARE, INC.
                NOTES TO CONSOLIDATED BALANCE SHEET (Continued)

NOTE 4 -- FRESH-START ACCOUNTING (Continued)

    (a)  To record the effect of the Tax Escrow Agreement.

    (b) To record the discharge of pre-petition accounts receivable, allowances for loss and liabilities related to the Medicare program in connection with the Government Settlement.

    (c) To record deferred financing costs incurred in connection with the Credit Facility and the Senior Secured Notes.

    (d)  To record the Government Settlement obligation.

    (e)  To record the issuance of the Senior Secured Notes.

    (f) To record the discharge of indebtedness in accordance with the Amended Plan (in thousands):

               Senior Lender Claims..................  $510,908
               Subordinated Noteholder Claims........   302,391
               Accrued interest......................    99,185
               Unamortized deferred financing costs..    (9,729)
                                                       --------
                                                       $902,755
                                                       ========

    (g) To write off accrued Ventas rent discharged in accordance with the Amended Plan.

    (h) To record the issuance of the Common Stock and Warrants of the Reorganized Company and eliminate the preferred stock (and related loans) and accrued dividends of the Predecessor Company in accordance with the Amended Plan.

    (i)  To record miscellaneous provisions of the Amended Plan.

    (j) To adjust the property and equipment to fair value and to write off previously recorded accumulated depreciation.

    (k) To record the reorganized value of the Company in excess of amounts allocable to identifiable assets.

    (l)  To write off historical goodwill of the Predecessor Company.

    (m)  To adjust investment in affiliates to fair value.

    (n) To record the value of the vested portion of restricted stock in accordance with the Amended Plan.

    (o) To record reorganization costs consisting primarily of professional fees and management compensation to be paid in accordance with the Amended Plan.

    (p) To adjust allowances for loss related to property disposals and non-income tax deficiencies.

    (q)  To eliminate the common stock of the Predecessor Company.

    (r) To reclassify the pre-petition priority, secured and unsecured claims that were assumed by the Company in accordance with the Amended Plan.

    (s) To eliminate the historical accumulated deficit and adjust stockholders' equity to reflect the fair value of the Company's total equity.

                           KINDRED HEALTHCARE, INC.
                NOTES TO CONSOLIDATED BALANCE SHEET (Continued)

NOTE 5--BUSINESS SEGMENT DATA

   The Company operates two business segments: the health services division and the hospital division. The health services division operates nursing centers and a rehabilitation therapy business. The hospital division operates hospitals and an institutional pharmacy business.

   A summary of the Company's assets by operating segment as of April 1, 2001 follows (in thousands):

 Assets:
   Health services division........................    $  382,115
   Hospital division...............................       471,403
   Corporate.......................................       632,399
                                                       ----------
                                                       $1,485,917
                                                       ==========


NOTE 6--INCOME TAXES

   A summary of deferred income taxes by source included in the consolidated balance sheet at April 1, 2001 follows (in thousands):


                                                                                 Assets       Liabilities
                                                                               -----------    -----------
   Depreciation.........................................................        $       -        $58,633
   Insurance............................................................           34,106              -
   Doubtful accounts....................................................           76,037              -
   Property valuations..................................................          102,402              -
   Compensation.........................................................           22,195              -
   Subsidiary net operating losses......................................           63,225              -
   Other................................................................           48,134          3,038
                                                                                ----------       --------
                                                                                  346,099        $61,671
   Reclassification of deferred tax liabilities.........................          (61,671)       ========
                                                                                ----------
   Net deferred tax assets..............................................          284,428
   Valuation allowance..................................................         (284,428)
                                                                                ----------
                                                                                $       -
                                                                                ==========


   The Company has reduced its net deferred tax assets by a valuation allowance to the extent management does not believe it is "more likely than not" that the asset ultimately will be realizable. If all or a portion of the pre-reorganization deferred tax asset is realized in the future, or considered to "more likely than not" be realizable by management, the reorganization intangible recorded in connection with fresh-start accounting will be reduced accordingly. If the reorganization intangible is eliminated in full, other intangibles will then be reduced, with any excess treated as an increase to capital in excess of par value.

   In connection with the reorganization, the Company realized a gain from the extinguishment of certain indebtedness. This gain will not be taxable since the gain resulted from the reorganization under the Bankruptcy Code. However, the Company will be required, as of the beginning of its 2002 taxable year, to reduce certain tax attributes relating to the Company including (a) net operating loss carryforwards ("NOLs"), (b) certain tax credits and (c) tax bases in assets in an amount equal to such gain on extinguishment. The reorganization of the Company on the Effective Date constituted an ownership change under
Section 382 of the Internal Revenue Code and the use of any of the Company's NOLs and tax credits generated prior to the ownership change, that are not reduced pursuant to the provisions discussed above, will be subject to an overall annual limitation of approximately $22 million.

   The Company had NOLs of approximately $164 million (after the reductions in the attributes discussed above) as of April 1, 2001. These carryforwards expire in various amounts through 2021.

                           KINDRED HEALTHCARE, INC.
                NOTES TO CONSOLIDATED BALANCE SHEET (Continued)

NOTE 7--PROFESSIONAL LIABILITY RISKS

   The Company insures a substantial portion of its professional and general liability risks through a wholly owned insurance subsidiary. The allowance for professional liability risks aggregated $132.9 million at April 1, 2001, including $26.4 million classified as a current liability. The Company also maintains reinsurance contracts with an unrelated insurer. Reinsurance recoverables related to these risks (included in accounts receivable and noncurrent assets) aggregated $19.1 million at April 1, 2001.

   At April 1, 2001, investments held for the payment of claims and expenses related to self-insured risks aggregated $92.7 million, including $2.1 million classified as a noncurrent asset.


NOTE 8--LONG-TERM DEBT

   A summary of long-term debt at April 1, 2001 follows (in thousands):

  Senior Secured Notes due 2008 (effective floating rate of 8.4%).......................     $300,000
  Amounts due under CMS Agreement (fixed nominal rate of 13.4%;
   effective rate of 10.2%) payable in monthly installments through 2004................       59,236
  Other.................................................................................        2,686
                                                                                             --------
     Total debt, average life of six years (effective rates averaging 8.7%).............      361,922
  Amounts due within one year...........................................................      (18,316)
                                                                                             --------
     Long-term debt.....................................................................     $343,606
                                                                                             ========


   In connection with the emergence from bankruptcy, the Company entered into the Credit Facility on the Effective Date. The Credit Facility constitutes a working capital facility for general corporate purposes including payments related to the Company's obligations under the Amended Plan. The Credit Facility consists of a five-year $120 million revolving credit facility and provides for a $40 million letter of credit subfacility. Direct borrowings under the Credit Facility will bear interest, at the option of the Company, at (a) prime (or, if higher, the federal funds rate plus 1/2%) plus 3% or (b) one, two, three or six month LIBOR plus 4%. The Credit Facility is collateralized by substantially all of the assets of the Company and its subsidiaries, including certain owned real property. At April 1, 2001, there were no outstanding borrowings under the Credit Facility.

   As part of the Amended Plan, the Company also issued $300 million of Senior Secured Notes on the Effective Date. The Senior Secured Notes have a maturity of seven years and bear interest at the rate of one, two, three or six month LIBOR plus 4 1/2%. The interest on the Senior Secured Notes will begin to accrue approximately two quarters following the Effective Date. For accounting purposes, the Company will record the appropriate interest costs subsequent to April 1, 2001 and intends to amortize the amount accrued during the interest-free period over the remaining life of the debt. The Senior Secured Notes are collateralized by a second priority lien on substantially all of the assets of the Company and its subsidiaries, including certain owned real property.

   The Credit Facility and the Senior Secured Notes include certain restrictive covenants which generally (1) limit annual capital expenditures and the Company's ability to incur additional borrowings and (2) require the maintenance of certain leverage ratios.

   Scheduled maturities of long-term debt are $12.1 million for the remainder of 2001, $19.5 million in 2002, $21.3 million in 2003, $7.6 million in 2004 and
$48,000 in 2005.

                           KINDRED HEALTHCARE, INC.
                NOTES TO CONSOLIDATED BALANCE SHEET (Continued)

NOTE 9--LEASES

   The Company leases real estate and equipment under cancelable and non-cancelable arrangements. Future minimum payments and related sublease income under non-cancelable operating leases with initial or remaining lease terms longer than one year are as follows (in thousands):


                                                                         Minimum Payments
                                                                -----------------------------------  Sublease
                                                                  Ventas      Other        Total      Income
                                                                ----------  ----------  -----------  --------
     April 2001 through December 2001.........................    $135,609    $ 40,738     $176,347    $1,461
     2002.....................................................     180,714      49,317      230,031       464
     2003.....................................................     180,714      41,352      222,066       108
     2004.....................................................     180,714      32,249      212,963         -
     2005.....................................................     180,714      30,964      211,678         -
     Thereafter...............................................     791,642     136,437      928,079         -


NOTE 10--CONTINGENCIES

   Management continually evaluates contingencies based upon the best available evidence. In addition, allowances for loss are provided currently for disputed items that have continuing significance, such as certain third-party reimbursements and deductions that continue to be claimed in current cost reports and tax returns.

   Management believes that allowances for losses have been provided to the extent necessary and that its assessment of contingencies is reasonable.

   Principal contingencies are described below:

     Revenues--Certain third-party payments are subject to examination by agencies administering the programs. The Company is contesting certain issues raised in audits of prior year Medicaid cost reports that were not subject to the terms of the Government Settlement.

     Professional liability risks--The Company has provided for loss for professional liability risks based upon actuarially determined estimates. Actual settlements may differ from the provisions for loss.

     Guarantees of indebtedness--Letters of credit and guarantees of indebtedness aggregated $3.3 million at April 1, 2001.

     Litigation--The Company is a party to certain material litigation and regulatory actions as well as various suits and claims arising in the ordinary course of business. See Note 13.


NOTE 11--EMPLOYEE BENEFIT PLANS

   The Company maintains defined contribution retirement plans covering employees who meet certain minimum eligibility requirements. Benefits are determined as a percentage of a participant's contributions and generally are vested based upon length of service. Amounts equal to retirement plan expense are funded annually.

                           KINDRED HEALTHCARE, INC.
                NOTES TO CONSOLIDATED BALANCE SHEET (Continued)

NOTE 12--ACCRUED LIABILITIES

   A summary of other accrued liabilities at April 1, 2001 follows (in thousands):

           Reorganization items..............................     $ 34,963
           Patient accounts..................................       29,057
           Taxes other than income...........................       27,313
           Professional liability risks......................       26,428
           Government Settlement obligation..................       25,900
           Other.............................................       45,368
                                                                  --------
                                                                  $189,029
                                                                  ========


NOTE 13--LITIGATION

   Summary descriptions of various significant legal and regulatory activities follow.

   On September 13, 1999, the Company and substantially all of its subsidiaries filed voluntary petitions for protection under Chapter 11 of the Bankruptcy Code. The Chapter 11 Cases have been styled In re: Vencor, Inc., et al., Debtors and Debtors in Possession, Case Nos. 99-3199 (MFW) through 99-3327 (MFW), Chapter 11, Jointly Administered. On March 1, 2001, the Bankruptcy Court approved the Company's fourth amended plan of reorganization filed with the Bankruptcy Court on December 14, 2000, as modified at the confirmation hearing. The order confirming the Amended Plan was signed on March 16, 2001 and entered on the docket of the Bankruptcy Court on March 19, 2001. The effective date of the Amended Plan was April 20, 2001. See Note 3.

   On March 18, 1999, the Company served Ventas with a demand for mediation pursuant to the Agreement and Plan of Reorganization governing the Spin-off. The Company was seeking a reduction in rent and other concessions under its master lease agreements with Ventas. On March 31, 1999, the Company and Ventas entered into a standstill agreement which provided that both companies would postpone through April 12, 1999 any claims either may have against the other. On April 12, 1999, the Company and Ventas entered into a second standstill which provided that neither party would pursue any claims against the other or any other third party related to the Spin-off as long as the Company complied with certain rent payment terms. The second standstill was scheduled to terminate on May 5, 1999. Pursuant to a tolling agreement, the Company and Ventas also agreed that any statutes of limitations or other time-related constraints in a bankruptcy or other proceeding that might be asserted by one party against the other would be extended and tolled from April 12, 1999 until May 5, 1999 or until the termination of the second standstill. As a result of the Company's failure to pay rent, Ventas served the Company with notices of nonpayment under the master lease agreements. Subsequently, the Company and Ventas entered into further amendments to the second standstill and the tolling agreement to extend the time during which no remedies may be pursued by either party and to extend the date by which the Company may cure its failure to pay rent.

   In connection with the Chapter 11 Cases, the Company and Ventas entered into the stipulation that provided for the payment by the Company of a reduced aggregate monthly rent of approximately $15.1 million (the "Stipulation"). The Stipulation was approved by the Bankruptcy Court. The Stipulation tolled any statutes of limitations or other time constraints in a bankruptcy proceeding for claims that might be asserted by the Company against Ventas. The Stipulation automatically renewed for one-month periods unless either party provided a 14-day notice of termination. The Stipulation also provided that the Company would continue to fulfill its indemnification obligations arising from the Spin-off. The Stipulation was terminated on the Effective Date.

   As a result of the consummation of the Amended Plan, the Company believes that all known material disputes between the Company and Ventas have been resolved. The Amended Plan also provided for comprehensive mutual releases between the Company and Ventas, other than for obligations that the Company is assuming under the Amended Plan.

                           KINDRED HEALTHCARE, INC.
                NOTES TO CONSOLIDATED BALANCE SHEET (Continued)

NOTE 13--LITIGATION (Continued)

   The Company's subsidiary, formerly named TheraTx, Incorporated, is a plaintiff in a declaratory judgment action entitled TheraTx, Incorporated v. James W. Duncan, Jr., et al., No. 1:95-CV-3193, filed in the United States District Court for the Northern District of Georgia and currently pending in the United States Court of Appeals for the Eleventh Circuit, No. 99-11451-FF. The defendants asserted counterclaims against TheraTx, Incorporated ("TheraTx") under breach of contract, securities fraud, negligent misrepresentation and other fraud theories for allegedly not performing as promised under a merger agreement related to TheraTx's purchase of a company called PersonaCare, Inc. and for allegedly failing to inform the defendants/counterclaimants prior to the merger that TheraTx's possible acquisition of Southern Management Services, Inc. might cause the suspension of TheraTx's shelf registration under relevant rules of the Commission. The court granted summary judgment for the defendants/counterclaimants and ruled that TheraTx breached the shelf registration provision in the merger agreement, but dismissed the defendants' remaining counterclaims. Additionally, the court ruled after trial that defendants/counterclaimants were entitled to damages and prejudgment interest in the amount of approximately $1.3 million and attorneys' fees and other litigation expenses of approximately $700,000. The Company and the defendants/counterclaimants both appealed the court's rulings. The United States Court of Appeals for the Eleventh Circuit affirmed the trial court's rulings in TheraTx's favor, with the exception of the damages award, and certified the question of the proper calculation of damages under Delaware law to the Delaware Supreme Court. The Delaware Supreme Court issued an opinion on June 1, 2001, which sets forth a rule for determining such damages but did not calculate any actual damages. On June 25, 2001, the Eleventh Circuit remanded the action to the trial court to render a decision consistent with the Delaware Supreme Court's ruling. The Company is defending the action vigorously.

   The Company is pursuing various claims against private insurance companies who issued Medicare supplement insurance policies to individuals who became patients of the Company's hospitals. After the patients' Medicare benefits are exhausted, the insurance companies become liable to pay the insureds' bills pursuant to the terms of these policies. The Company has filed numerous collection actions against various of these insurers to collect the difference between what Medicare would have paid and the hospitals' usual and customary charges. These disputes arise from differences in interpretation of the policy provisions and federal and state laws governing such policies. Various courts have issued various rulings on the different issues, some of which have been adverse to the Company and most of which have been appealed. The Company intends to continue to pursue these claims vigorously. If the Company does not prevail on these issues, future results of operations and liquidity could be materially adversely affected.

   A class action lawsuit entitled A. Carl Helwig v. Vencor, Inc., et al., was filed on December 24, 1997 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-97CV-8354). The class action claims were brought by an alleged stockholder of the Company's predecessor against the Company and Ventas and certain current and former executive officers and directors of the Company and Ventas. The complaint alleges that the Company, Ventas and certain current and former executive officers of the Company and Ventas during a specified time frame violated Sections 10(b) and 20(a) of the Exchange Act, by, among other things, issuing to the investing public a series of false and misleading statements concerning Ventas' then current operations and the inherent value of its common stock. The complaint further alleges that as a result of these purported false and misleading statements concerning Ventas' revenues and successful acquisitions, the price of the common stock was artificially inflated. In particular, the complaint alleges that the defendants issued false and misleading financial statements during the first, second and third calendar quarters of 1997 which misrepresented and understated the impact that changes in Medicare reimbursement policies would have on Ventas' core services and profitability. The complaint further alleges that the defendants issued a series of materially false statements concerning the purportedly successful integration of Ventas' acquisitions and prospective earnings per share for 1997 and 1998 which the defendants knew lacked any reasonable basis and were not being achieved. The suit seeks damages in an amount to be proven at trial, pre-judgment and post-judgment interest, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure

                           KINDRED HEALTHCARE, INC.
                NOTES TO CONSOLIDATED BALANCE SHEET (Continued)

NOTE 13--LITIGATION (Continued)

that the plaintiff has an effective remedy. In December 1998, the defendants filed a motion to dismiss the case. The court converted the defendants' motion to dismiss into a motion for summary judgment and granted summary judgment as to all defendants. The plaintiff appealed the ruling to the United States Court of Appeals for the Sixth Circuit. On April 24, 2000, the Sixth Circuit affirmed the district court's dismissal of the action on the grounds that the plaintiff failed to state a claim upon which relief could be granted. On July 14, 2000, the Sixth Circuit granted the plaintiff's petition for a rehearing en banc. On May 31, 2001, the Sixth Circuit issued its en banc decision reversing the trial court's dismissal of the complaint. The Company is defending this action vigorously.

   A shareholder derivative suit entitled Thomas G. White on behalf of Vencor, Inc. and Ventas, Inc. v. W. Bruce Lunsford, et al., Case No. 98CI03669, was filed in June 1998 in the Jefferson County, Kentucky, Circuit Court. The suit was brought on behalf of the Company and Ventas against certain current and former executive officers and directors of the Company and Ventas. The complaint alleges that the defendants damaged the Company and Ventas by engaging in violations of the securities laws, engaging in insider trading, fraud and securities fraud and damaging the reputation of the Company and Ventas. The plaintiff asserts that such actions were taken deliberately, in bad faith and constitute breaches of the defendants' duties of loyalty and due care. The complaint is based on substantially similar assertions to those made in the class action lawsuit entitled A. Carl Helwig v. Vencor, Inc., et al., discussed above. The suit seeks unspecified damages, interest, punitive damages, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that the Company and Ventas have an effective remedy. The Company believes that the allegations in the complaint are without merit and intends to defend this action vigorously.

   A class action lawsuit entitled Jules Brody v. Transitional Hospitals Corporation, et al., Case No. CV-S-97-00747-PMP, was filed on June 19, 1997 in the United States District Court for the District of Nevada on behalf of a class consisting of all persons who sold shares of Transitional Hospitals Corporation ("Transitional") common stock during the period from February 26, 1997 through May 4, 1997, inclusive. The complaint alleges that Transitional purchased shares of its common stock from members of the investing public after it had received a written offer to acquire all of the Transitional common stock and without making the required disclosure that such an offer had been made. The complaint further alleges that defendants disclosed that there were "expressions of interest" in acquiring Transitional when, in fact, at that time, the negotiations had reached an advanced stage with actual firm offers at substantial premiums to the trading price of Transitional's stock having been made which were actively being considered by Transitional's Board of Directors. The complaint asserts claims pursuant to Sections 10(b), 14(e) and 20(a) of the Exchange Act, and common law principles of negligent misrepresentation and names as defendants Transitional as well as certain former senior executives and directors of Transitional. The plaintiff seeks class certification, unspecified damages, attorneys' fees and costs. In June 1998, the court granted the Company's motion to dismiss with leave to amend the Section 10(b) claim and the state law claims for misrepresentation. The court denied the Company's motion to dismiss the Section 14(e) and Section 20(a) claims, after which the Company filed a motion for reconsideration. On March 23, 1999, the court granted the Company's motion to dismiss all remaining claims and the case was dismissed. The plaintiff has appealed this ruling to the United States Court of Appeals for the Ninth Circuit. The Company is defending this action vigorously.

   The Company was informed by the DOJ that the Company and Ventas were the subjects of investigations into various Medicare reimbursement issues, including hospital cost reporting issues, billing practices for ancillary services and various quality of care issues in the hospitals and nursing centers formerly operated by Ventas and currently operated by the Company. These investigations included some matters for which the Company indemnified Ventas in the Spin-off. In cases where neither the Company nor any of its subsidiaries are defendants but Ventas is the defendant, the Company agreed to defend and indemnify Ventas for such claims as part of the Spin-off. The Company cooperated fully in the investigations. All of these investigations have been resolved by the Government Settlement contained in the Amended Plan.

                           KINDRED HEALTHCARE, INC.
                NOTES TO CONSOLIDATED BALANCE SHEET (Continued)

NOTE 13--LITIGATION (Continued)

     The DOJ previously informed the Company that it had intervened in several pending qui tam actions asserted against the Company and/or Ventas in connection with these investigations. In addition, the DOJ filed proofs of claims with respect to certain alleged claims in the Chapter 11 Cases. The Company, Ventas and the DOJ entered into the Government Settlement, which resolved all of the DOJ investigations including the pending qui tam actions, as part of the Amended Plan. The Government Settlement provides that within 30 days after the Effective Date, the Government will move to dismiss with prejudice to the United States and the relators (except for certain claims which will be dismissed without prejudice to the United States in certain of the cases) the pending qui tam actions as against any or all of the Company and its subsidiaries, Ventas and any current or former officers, directors and employees of either entity. There can be no assurance that each court before which a qui tam action is pending will dismiss the case on the DOJ's motion. For a summary of the terms of the Government Settlement contained in the Amended Plan, see Note 3.

     The following is a summary of the qui tam actions pending or previously pending against the Company and/or Ventas in which the DOJ intervened. Certain of the actions described below name other defendants in addition to the Company and Ventas.

     (a) The Company, Ventas and the Company's subsidiary, American X-Rays, Inc. ("AXR"), are defendants in a civil qui tam action styled United States ex rel. Doe v. American X-Rays Inc., et al., No. LR-C-95-332, pending in the United States District Court for the Eastern District of Arkansas and served on AXR on July 7, 1997. The DOJ intervened in the suit which was brought under the Federal Civil False Claims Act and added the Company and Ventas as defendants. The Company acquired an interest in AXR when The Hillhaven Corporation ("Hillhaven") was merged into the Company in September 1995 and purchased the remaining interest in AXR in February 1996. AXR provided portable X-ray services to nursing centers (including some of those operated by Ventas or the Company) and other healthcare providers. The civil suit alleges that AXR submitted false claims to the Medicare and Medicaid programs. The suit seeks damages in an amount of not less than $1,000,000, treble damages and civil penalties. The Company has defended this action vigorously. The court dismissed the action based upon the pending settlement between the DOJ, the Company and Ventas. In a related criminal investigation, the United States Attorney's Office for the Eastern District of Arkansas ("USAO") indicted four former employees of AXR; those individuals were convicted of various fraud related counts in January 1999. AXR had been informed previously that it was not a target of the criminal investigation, and AXR was not indicted. However, the Company received several grand jury subpoenas for documents and witnesses which it moved to quash. The USAO has withdrawn the subpoenas which rendered the motion moot. The complaint against the Company, Ventas and AXR has been dismissed with prejudice as to the relators and the United States in accordance with the Government Settlement contained in the Amended Plan.

     (b) The Company's subsidiary, Medisave Pharmacies, Inc. ("Medisave"), Ventas and Hillhaven (former parent company to Medisave), are the defendants in a civil qui tam action styled United States ex rel. Danley v. Medisave Pharmacies, Inc., et al., No. CV-N-96-00170-HDM, filed in the United States District Court for the District of Nevada on March 15, 1996. The plaintiff alleges that Medisave, an institutional pharmacy provider, formerly owned by Ventas and owned by the Company since the Spin-off: (a) charged the Medicare program for unit dose drugs when bulk drugs were administered and charged skilled nursing facilities more for the same drugs for Medicare patients than for non-Medicare patients; (b) improperly claimed special dispensing fees that it was not entitled to under Medicaid; and (c) recouped unused drugs from skilled nursing facilities and returned these drugs to its stock without crediting Medicare or Medicaid, all in violation of the Federal Civil False Claims Act. The complaint also alleges that Medisave had a policy of offering kickbacks, such as free equipment, to skilled nursing centers to secure and maintain their business. The complaint seeks treble damages, other unspecified damages, civil penalties, attorneys' fees and other costs. The Company disputes the allegations in the complaint. The complaint has been dismissed in accordance with the Government Settlement contained in the Amended Plan.

                           KINDRED HEALTHCARE, INC.
                NOTES TO CONSOLIDATED BALANCE SHEET (Continued)

NOTE 13--LITIGATION (Continued)

     (c) Ventas and the Company's subsidiary, Kindred Rehab Services, Inc. (formerly Vencare, Inc.) ("Vencare"), among others, are defendants in the action styled United States ex rel. Roberts v. Vencor, Inc., et al., No. 3:97CV-349-J, filed in the United States District Court for the Western District of Kansas on June 25, 1996 and consolidated with the action styled United States of America ex rel. Meharg, et al. v. Vencor, Inc., et al., No. 3:98SC-737-H, filed in the United States District Court for the Middle District of Florida on June 4, 1998. The complaint alleges that the defendants knowingly submitted and conspired to submit false claims and statements to the Medicare program in connection with their purported provision of respiratory therapy services to skilled nursing center residents. The defendants allegedly billed Medicare for respiratory therapy services and supplies when those services were not medically necessary, billed for services not provided, exaggerated the time required to provide services or exaggerated the productivity of their therapists. It is further alleged that the defendants presented false claims and statements to the Medicare program in violation of the Federal Civil False Claims Act, by, among other things, allegedly causing skilled nursing centers with which they had respiratory therapy contracts, to present false claims to Medicare for respiratory therapy services and supplies. The complaint seeks treble damages, other unspecified damages, civil penalties, attorneys' fees and other costs. The Company disputes the allegations in the complaints. The two complaints have been dismissed in accordance with the Government Settlement contained in the Amended Plan.

     (d) In United States ex rel. Kneepkens v. Gambro Healthcare, Inc., et al., No. 97-10400-GAO, filed in the United States District Court for the District of Massachusetts on October 15, 1998, the Company's subsidiary, Transitional, and two unrelated entities, Gambro Healthcare, Inc. and Dialysis Holdings, Inc., are defendants in this suit alleging that they violated the Federal Civil False Claims Act and the Medicare and Medicaid antikickback, antifraud and abuse regulations and committed common law fraud, unjust enrichment and payment by mistake of fact. Specifically, the complaint alleges that a predecessor to Transitional formed a joint venture with Damon Clinical Laboratories to create and operate a clinical testing laboratory in Georgia that was then used to provide lab testing for dialysis patients, and that the joint venture billed at below cost in return for referral of substantially all non-routine testing in violation of Medicare and Medicaid antikickback and antifraud regulations. It is further alleged that a predecessor to Transitional and Damon Clinical Laboratories used multiple panel testing of end stage renal disease rather than single panel testing that allegedly resulted in the generation of additional revenues from Medicare and that the entities allegedly added non-routine tests to tests otherwise ordered by physicians that were not requested or medically necessary but resulted in additional revenue from Medicare in violation of the antikickback and antifraud regulations. Transitional has moved to dismiss the case. Transitional disputes the allegations in the complaint. The claims against Transitional have been dismissed with prejudice in accordance with the Government Settlement contained in the Amended Plan.

     (e) The Company and/or Ventas are defendants in the action styled United States ex rel. Huff and Dolan v. Vencor, Inc., et al., No. 97-4358 AHM (Mcx), filed in the United States District Court for the Central District of California on June 13, 1997. The plaintiff alleges that the defendant violated the Federal Civil False Claims Act by submitting false claims to the Medicare, Medicaid and CHAMPUS programs by allegedly: (a) falsifying patient bills and submitting the bills to the Medicare, Medicaid and CHAMPUS programs, (b) submitting bills for intensive and critical care not actually administered to patients, (c) falsifying patient charts in relation to the billing, (d) charging for physical therapy services allegedly not provided and pharmacy services allegedly provided by non-pharmacists, and (e) billing for sales calls made by nurses to prospective patients. The complaint seeks treble damages, other unspecified damages, civil penalties, attorneys' fees and other costs. Defendants dispute the allegations in the complaint. The complaint has been dismissed in accordance with the Government Settlement contained in the Amended Plan.

                           KINDRED HEALTHCARE, INC.
                NOTES TO CONSOLIDATED BALANCE SHEET (Continued)

NOTE 13--LITIGATION (Continued)

     (f) Ventas is the defendant in the action styled United States ex rel. Brzycki v. Vencor, Inc., Civ. No. 97-451-JD, filed in the United States District Court for the District of New Hampshire on September 8, 1997. Ventas is alleged to have knowingly violated the Federal Civil False Claims Act by submitting and conspiring to submit false claims to the Medicare program. The complaint alleges that Ventas: (a) fabricated diagnosis codes by ordering medically unnecessary services, such as respiratory therapy; (b) changed referring physicians' diagnoses in order to qualify for Medicare reimbursement; and (c) billed Medicare for oxygen use by patients regardless of whether the oxygen was actually administered to particular patients. The complaint further alleges that Ventas paid illegal kickbacks to referring healthcare professionals in the form of medical consulting service agreements as an alleged inducement to refer patients, in violation of the Federal Civil False Claims Act, the antikickback and antifraud regulations and the Stark provisions. It is additionally alleged that Ventas consistently submitted Medicare claims for clinical services that were not performed or were performed at lower actual costs. The complaint seeks unspecified damages, civil penalties, attorneys' fees and costs. Ventas disputes the allegations in the complaint. The complaint has been dismissed in accordance with the Government Settlement contained in the Amended Plan.

     (g) United States ex rel. Lanford and Cavanaugh v. Vencor, Inc., et al., Civ. No. 97-CV-2845, was filed against Ventas in the United States District Court for the Middle District of Florida, on November 24, 1997. The United States intervened in this civil qui tam lawsuit on May 17, 1999. On July 23, 1999, the United States filed its amended complaint in the lawsuit and added the Company as a defendant. The lawsuit alleges that the Company and Ventas knowingly submitted false claims and false statements to the Medicare and Medicaid programs including, but not limited to, claims for reimbursement of costs for certain ancillary services performed in defendants' nursing centers and for third-party nursing center operators that the United States alleges are not properly reimbursable costs through the hospitals' cost reports. The lawsuit involves the Company's hospitals which were owned by Ventas prior to the Spin-off. The complaint does not specify the amount of damages sought. The Company and Ventas dispute the allegations in the amended complaint. The complaint has been dismissed with prejudice in accordance with the Government Settlement contained in the Amended Plan.

     (h) In United States ex rel. Harris and Young v. Vencor, Inc., et al., filed in the United States District Court for the Eastern District of Missouri on May 25, 1999, the defendants include the Company, Vencare, and Ventas. The defendants allegedly submitted and conspired to submit false claims for payment to the Medicare and CHAMPUS programs, in violation of the Federal Civil False Claims Act. According to the complaint, the Company, through its subsidiary, Vencare, allegedly (a) over billed for respiratory therapy services, (b) rendered medically unnecessary treatment, and (c) falsified supply, clinical and equipment records. The defendants also allegedly encouraged or instructed therapists to falsify clinical records and over prescribe therapy services. The complaint seeks treble damages, other unspecified damages, civil penalties, attorneys' fees and other costs. The Company disputes the allegations in the complaint. The plaintiffs have filed an amended complaint with the court which removes all defendants associated with the Company or Ventas.

     (i) In United States ex rel. George Mitchell, et al. v. Vencor, Inc., et al., filed in the United States District Court for the Southern District of Ohio on August 13, 1999, the defendants, consisting of the Company and its two subsidiaries, Vencare and Kindred Hospice, Inc. (formerly Vencor Hospice, Inc.), are alleged to have violated the Federal Civil False Claims Act by obtaining improper reimbursement from Medicare concerning the treatment of hospice patients. Defendants are alleged to have obtained inflated Medicare reimbursement for admitting, treating and/or failing to discharge in a timely manner hospice patients who were not "hospice appropriate." The complaint further alleges that the defendants obtained inflated reimbursement for providing medications for these hospice patients. The complaint alleges damages in excess of $1,000,000. The Company disputes the allegations in the complaint. The complaint has been dismissed in accordance with the Government Settlement contained in the Amended Plan.

                           KINDRED HEALTHCARE, INC.
                NOTES TO CONSOLIDATED BALANCE SHEET (Continued)

NOTE 13--LITIGATION (Continued)

     (j) In Gary Graham, on Behalf of the United States of America v. Vencor Operating, Inc. et. al., filed in the United States District Court for the Southern District of Florida on or about June 8, 1999, the defendants, including the Company, its subsidiary, Kindred Healthcare Operating, Inc. (formerly Vencor Operating, Inc.), Ventas, Hillhaven and Medisave, are alleged to have presented or caused to be presented false or fraudulent claims for payment to the Medicare program in violation of, among other things, the Federal Civil False Claims Act. The complaint alleges that Medisave, a subsidiary of the Company which was transferred from Ventas to the Company in the Spin-off, systematically up-charged for drugs and supplies dispensed to Medicare patients. The complaint seeks unspecified damages, civil penalties, interest, attorneys' fees and other costs. The Company disputes the allegations in the complaint. The plaintiffs have filed an amended complaint with the court which removes all defendants associated with the Company or Ventas.

     (k) In United States, et al., ex rel. Phillips-Minks, et al. v. Transitional Corp., et al., filed in the United States District Court for Southern District of California on July 23, 1998, the defendants, including Transitional and Ventas, are alleged to have submitted and conspired to submit false claims and statements to Medicare, Medicaid, and other federal and state funded programs during a period commencing in 1993. The conduct complained of allegedly violates the Federal Civil False Claims Act, the California False Claims Act, the Florida False Claims Act, the Tennessee Health Care False Claims Act, and the Illinois Whistleblower Reward and Protection Act. The defendants allegedly submitted improper and erroneous claims to Medicare, Medicaid and other programs, for improper or unnecessary services and services not performed, inadequate collections efforts associated with billing and collecting bad debts, inflated and nonexistent laboratory charges, false and inadequate documentation of claims, splitting charges, shifting revenues and expenses, transferring patients to hospitals that are reimbursed by Medicare at a higher level, failing to return duplicate reimbursement payments, and improperly allocating hospital insurance expenses. In addition, the complaint alleges that the defendants were inconsistent in their reporting of cost report data, paid kickbacks to increase patient referrals to hospitals, and incorrectly reported employee compensation resulting in inflated employee 401(k) contributions. The complaint seeks unspecified damages. The Company disputes the allegations in the complaint and intends to defend this action vigorously. On July 27, 2001, the court ordered that the DOJ be allowed to intervene in the action to effectuate the Government Settlement contained in the Amended Plan.

   In connection with the Spin-off, liabilities arising from various legal proceedings and other actions were assumed by the Company and the Company agreed to indemnify Ventas against any losses, including any costs or expenses, it may incur arising out of or in connection with such legal proceedings and other actions. The indemnification provided by the Company also covers losses, including costs and expenses, which may arise from any future claims asserted against Ventas based on the former healthcare operations of Ventas. In connection with its indemnification obligation, the Company has assumed the defense of various legal proceedings and other actions. Under the Amended Plan, the Company agreed to continue to fulfill its indemnification obligations arising from the Spin-off.

   The Company is a party to certain legal actions and regulatory investigations arising in the normal course of its business. The Company is unable to predict the ultimate outcome of pending litigation and regulatory investigations. In addition, there can be no assurance that the DOJ, CMS or other regulatory agencies will not initiate additional investigations related to the Company's businesses in the future, nor can there be any assurance that the resolution of any litigation or investigations, either individually or in the aggregate, would not have a material adverse effect on the Company's results of operations, liquidity or financial position. In addition, the above litigation and investigations (as well as future litigation and investigations) are expected to consume the time and attention of the Company's management and may have a disruptive effect upon the Company's operations.

                           KINDRED HEALTHCARE, INC.
                NOTES TO CONSOLIDATED BALANCE SHEET (Continued)

NOTE 14--SUBSEQUENT EVENTS

     On May 2, 2001, the Company sold its investment in Behavioral Healthcare Corporation for $40 million. No gain or loss was recorded in connection with this transaction because the Company reflected the fair value of the investment on April 1, 2001 in connection with fresh-start accounting. Under the terms of the Credit Facility and Senior Secured Notes, proceeds from the sale of assets will be available to fund future capital expenditures for a period of approximately one year from the sale. Any proceeds not expended during that period would be used to permanently reduce the commitments under the Credit Facility to as low as $75 million and repay any outstanding loans in excess of such commitment. Any remaining proceeds would be used to repay loans under the Senior Secured Notes.

     On May 30, 2001, the Company prepaid the outstanding balance in full satisfaction of its obligation under the CMS Agreement, resulting in an extraordinary gain of $1.4 million. The transaction was financed through the use of existing cash.

Item 7. Financial Statements and Exhibits.

       (a) Financial statements of business acquired.
               Not applicable.
       (b) Pro forma financial information.
               Not applicable.
       (c) Exhibits.
               Exhibit 23.1 - Consent of Independent Accountants.



                                  SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          KINDRED HEALTHCARE, INC.


Dated:  August 21, 2001                   By: /s/ RICHARD A. LECHLEITER
-----------------------                      ----------------------------
                                             Richard A. Lechleiter
                                             Vice President, Finance,
                                             Corporate Controller and Treasurer